Exhibit 99.1

                iBasis Announces Delay in 10-K Filing

               Update on Nasdaq Stock Market Proceedings

    BURLINGTON, Mass.--(BUSINESS WIRE)--March 23, 2007--iBasis (NASDAQ: IBAS), the global VoIP company, today announced that it was unable to file its annual report on Form 10-K for the year ended December 31, 2006 by the required filing date of March 16, 2007.

    As previously announced, a Special Committee of independent directors, appointed by the Board of Directors of iBasis, Inc. (the "Company"), has conducted an internal investigation relating to stock options granted to the employees of the Company, the timing of such grants and their related accounting and tax treatment. On October 20, 2006, the Company disclosed that the Special Committee had concluded that the appropriate measurement dates for determining the accounting treatment of certain stock option grants differ from the measurement dates used by the Company in preparing its financial statements. As a result, the Company currently expects to record additional non-cash charges in the range of $10 million to $20 million for stock-based compensation over the period from fiscal 2000 through June 30, 2006 and will accordingly restate its financial statements for that period.

    The Company has not yet finalized the amount to be recorded in any specific period, nor has the Company finally determined the tax consequences and any related liabilities that may result from these matters. The amounts to be recorded are subject to review and audit by the Company's independent registered public accounting firm. As a result of the foregoing, the Company was unable to file its annual report on Form 10-K for the year ended December 31, 2006 by the required filing date of March 16, 2007 without unreasonable effort or expense. The Company does not anticipate that it will be able to file its Form 10-K on or before the fifteenth calendar day following the prescribed due date, in accordance with Rule 12b-25. For the same reasons, the Company was also unable to file its quarterly report on Form 10-Q for the quarter ended September 30, 2006 by the required filing date of November 9, 2006. The Company is focused on resolving these issues as quickly as possible and plans to file its Form 10-K, Form 10-Q and restatements as soon as practicable.

    Update on Nasdaq Stock Market Proceedings

    As previously announced, on January 26, 2007 the Company received a staff determination letter from The Nasdaq Stock Market granting our request for continued listing on The Nasdaq Stock Market. The listing extension was granted through April 26, 2007, subject to the Company filing its Form 10-Q for the quarter ended September 30, 2006 and any required restatements.

    On March 12, 2007, the Company was informed by The Nasdaq Stock Market that the Nasdaq Listing and Hearing Review Council has stayed the April 26, 2007 deadline for the delisting of the Company's securities, pending further review by the Listing Council. The Listing Council further informed the Company that it may submit in writing additional information for the Listing Council's consideration by June 1, 2007.

    In addition, on March 20, 2007 the Company received an additional Nasdaq staff determination letter indicating that the Company's failure to file its Form 10-K for the year ended December 31, 2006 on March 16, 2007 could serve as an additional basis for the delisting of the Company's securities from The Nasdaq Stock Market, under Nasdaq Marketplace Rule 4310(c)(14) and informing the Company that it may submit in writing additional information for the Listing Council's consideration by March 27, 2007.

    There can be no assurance that the outcome of the Listing
Council's review will be favorable to the Company, that the Listing Council will not lift the stay, or that the Company's securities will remain listed on The Nasdaq Stock Market

    About iBasis

    Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards that are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Verizon, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, and Telefonica. iBasis carried more than 11 billion minutes of international voice over IP (VoIP) traffic in 2006, and is one of the largest carriers of international voice traffic in the world(1). The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the Company's ability to execute its business plan; (ii) the extent of adoption of the Company's services and the timing and amount of revenue and gross profit generated by these services; (iii) fluctuations in the market for and pricing of these services; (iv) the other factors described in the Company's Quarterly Report on Form 10-Q for its most recently completed fiscal quarter and Annual Report on Form 10-K for its most recently completed fiscal year all of which are available at http://www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

    iBasis and Pingo are registered marks; the global VoIP company and The iBasis Network are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    CONTACT: Media:
             iBasis, Inc.
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors:
             iBasis, Inc.
             Richard Tennant, 781-505-7409
             ir@ibasis.net